Exhibit 99.1

RTW RETAILWINDS, INC. ANNOUNCES ORGANIZATIONAL CHANGES

~ John Worthington, President and Chief Operating Officer to Depart the Company

Sheamus Toal, Promoted to Executive Vice President, Chief Operating Officer and

Chief Financial Officer ~

New York, New York — December 3, 2018 — RTW Retailwinds, Inc. [NYSE:RTW], formerly known as New York & Company, Inc. [NYSE: NWY], an omni-channel specialty apparel retail platform for powerful celebrity and consumer brands, today announced a streamlining of key management roles in which President and Chief Operating Officer, John Worthington will depart the Company effective immediately. Sheamus Toal, currently Executive Vice President and Chief Financial Officer, is being promoted to Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Toal will continue to be responsible for all areas of finance, real estate, logistics, and corporate planning, and will add responsibility for IT, sourcing, and store operations. Mr. Toal will now report to the Company’s CEO, Gregory Scott.

Commenting on the organization changes, Gregory Scott, RTW Retailwinds, Inc. CEO stated: “As part of our continuing efforts to increase efficiency across the organization we announced today a more streamlined senior leadership structure. I want to thank John for his many contributions in assisting us to create the infrastructure and processes to deliver on our objectives since joining our Company in 2014.  We wish him well in his future endeavors.”

“At the same time, I am pleased to promote Sheamus Toal to Executive Vice President, Chief Operating Officer and Chief Financial Officer,” continued, Mr. Scott.  “Sheamus has led our finance, real estate, logistics, corporate planning, and investor relations areas of the Company for the past ten years assisting us to generate our highest gross margin since 2006 in third quarter, achieve expense savings and operate with a debt free balance sheet and strong cash flow. In the recently reported third quarter, our strategy led to RTW reporting its highest quarterly operating income in more than a decade. I believe Sheamus’ strategic insight will continue to be highly valuable to RTW in achieving our long-term sales and profitability goals, including our expectation of delivering a double digit EBITDA margin longer term.”

About RTW Retailwinds

RTW Retailwinds, Inc. (formerly known as New York & Company, Inc.)  is a specialty women’s omni-channel and digitally enabled retailer with a powerful multi-brand lifestyle platform providing curated lifestyle solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 428 retail and outlet locations in 36 states while also growing a substantial eCommerce business. The Company’s portfolio includes branded merchandise, from New York & Company, Fashion to Figure, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. Its branded merchandise is sold exclusively at its retail and outlet locations and online at www.nyandcompany.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest shareholder and any potential change of ownership of the Company including the shares held by its largest shareholder; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.